Exhibit 99.1

Novatel Wireless Announces Leadership Change

Appoints Alex Mashinsky as Interim Chief Executive Officer;

Board Initiates Search for Permanent Chief Executive Officer;

Slim Souissi Appointed President and COO

SAN DIEGO — June 13, 2014 — Novatel Wireless, Inc. (NASDAQ: NVTL), a leading provider of intelligent wireless solutions, announced that the Board of Directors has appointed Alex Mashinsky Interim Chief Executive Officer, replacing Peter Leparulo who will continue to serve on the Board of Directors. Mr. Mashinsky was appointed to the Company’s Board of Directors in April 2014.

The Board is engaging an executive search firm to evaluate candidates for a permanent Chief Executive Officer. The Board also promoted Slim Souissi, CTO of Novatel Wireless, to President and Chief Operating Officer.

“We are pleased that Alex Mashinsky has taken on the role of Interim CEO as we begin a search for a permanent replacement,” said Sue Swenson, Chairman of the Board of Novatel Wireless. “We want to thank Peter Leparulo for his many years of service at Novatel Wireless.”

“Novatel Wireless has a strong technological leadership position and a strengthening presence in the rapidly growing M2M market,” added Alex Mashinsky, interim Chief Executive Officer of Novatel Wireless. “We will build on these strengths in this new chapter in Novatel Wireless’ development.”

Alex Mashinsky, 48, has served since 2004 as Managing Partner of Governing Dynamics, an early stage investment and development company. Prior to that, Mr. Mashinsky was founder and CEO of GroundLink and has also founded and operated a number of companies in the information technology sector, including Arbinet and Transit Wireless. Mr. Mashinsky attended Tel Aviv University and Israel Open University.

“I want to thank all the employees for their hard work as we transformed Novatel Wireless over the past ten years,” said Peter Leparulo. “I have had the privilege of working with extraordinary colleagues whose talent and dedication have brought unparalleled innovation to our industry.”

ABOUT NOVATEL WIRELESS

Novatel Wireless, Inc. is a leader in the design and development of intelligent wireless solutions based on 2G, 3G and 4G technologies. The Company delivers specialized wireless solutions to carriers, distributors, retailers, OEMs and vertical markets worldwide. Product lines include MiFi® Intelligent Mobile Hotspots, Ovation™ USB modems, Expedite® embedded modules, Mobile Tracking Solutions, Asset Tracking Solutions, and Enabler smart M2M modules. These innovative products provide anywhere, anytime communications solutions for consumers and enterprises. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL. For more information please visit www.nvtl.com. (NVTLF)

(C) 2014 Novatel Wireless, Inc. All rights reserved. The Novatel Wireless name and logo are trademarks of Novatel Wireless, Inc.

Investor contact:

The Blueshirt Group for Novatel Wireless

Matthew Hunt or David Niederman

415-489-2194 or 415-489-2189

matt@blueshirtgroup.com

david@blueshirtgroup.com